Spencer Neumann named Netflix Chief Financial Officer

Accomplished media and finance executive succeeds David Wells
LOS GATOS, Calif., Jan. 2, 2019 /PRNewswire/ -- Netflix Inc. announced today that Spencer Neumann is joining the company as Chief Financial Officer. Neumann is an accomplished media and financial executive who was most recently CFO of Activision Blizzard and previously held several senior positions at the The Walt Disney Company. He succeeds David Wells who served as CFO since 2010.

"Spencer is a stellar entertainment executive and we're thrilled that he will help us provide amazing stories to people all over the world," said Reed Hastings, Netflix Chief Executive Officer.  "I also want to again say thank you to David Wells, on behalf of the company and our shareholders, for his invaluable contributions at Netflix over the past 14 years."

"Netflix is a singular brand, and I'm excited and honored for the opportunity to work with the Netflix team and all of our stakeholders to build on the company's exceptional track record of success and innovation," said Spencer Neumann.

Neumann served as Activision Blizzard's CFO from May 2017. Prior to that, Mr. Neumann held a number of positions of increasing responsibility at The Walt Disney Company, most recently serving as the CFO and executive vice president of Global Guest Experience of Walt Disney Parks and Resorts, from 2012 until May 2017. From 2005 to 2012, Mr. Neumann worked at the private equity firms of Providence Equity Partners and Summit Partners. Prior to that, Mr. Neumann held several other roles with Disney, which he initially joined in 1992, including executive vice president of the ABC Television Network from 2001 to 2004 and CFO of the Walt Disney Internet Group from 1999 to 2001. He is also a member of the national board of directors of Make-A-Wish America. Mr. Neumann holds a B.A. degree in economics from Harvard University and an M.B.A. degree from Harvard University.

About Netflix

Netflix (NASDAQ: NFLX) is the world's leading internet entertainment service with 130 million paid memberships in over 190 countries enjoying TV series, documentaries and feature films across a wide variety of genres and languages. Members can watch as much as they want, anytime, anywhere, on any internet-connected screen. Members can play, pause and resume watching, all without commercials or commitments.